Contacts:

Linda Skolnick	James Nichols
Manager, Corporate Communications	Senior Vice President, Marketing
310-772-6533	SunAmerica Asset Management Corp.
201-324-6860

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.

ANNOUNCES MODIFICATION AND EXTENSION OF IN-KIND TENDER OFFER

JERSEY CITY, NJ, November 4, 2010 – SunAmerica Focused Alpha Growth Fund, Inc. (NYSE: FGF) (the “Fund”) announced today that in connection with its previously announced offer (the “Offer”) to acquire up to 30% of the Fund’s outstanding shares at a price equal to 98.5% of the Fund’s NAV per share as of the close of regular trading on the New York Stock Exchange on the business day immediately following the day the offer expires (“Pricing Date”), in exchange for a pro rata distribution of the Fund’s portfolio securities (subject to certain exceptions), the Fund will pay cash in lieu of delivering any “odd lot” of portfolio securities (i.e., fewer than 100 shares) to a participating shareholder. Deliverable positions of portfolio securities of 100 or more shares will be paid in-kind. In addition, the Offer period has been extended and will expire at 5:00 p.m. Eastern time on November 18, 2010, unless further extended (the “Expiration Date”). The Pricing Date is expected to be November 19, 2010. All other terms and conditions of the Offer remain unchanged.

The Board of Directors of the Fund will continue to review possible measures to address the Fund’s market price discount, including the conditional cash tender offers in 2011 and 2012, to ensure that any actions taken are consistent with the interests of the Fund and all of its shareholders.

This announcement is not a recommendation, an offer to purchase or a solicitation to sell any securities of the Fund. The Offer is being made only by the Offer Notice, a related Letter of Transmittal and other documents which have been filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO. Shareholders of the Fund should read the Offer Notice and tender offer statement on Schedule TO and related exhibits, as they contain important information about the Offer. Shareholders may obtain copies of these documents and further information regarding the Offer from Okapi Partners LLC, the Information Agent for the Offer, by calling 1-877-279-2311.

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The Fund is a non-diversified, closed-end management investment company. The Fund’s investment objective is to provide growth of capital. The Fund seeks to pursue this objective by employing a concentrated stock picking strategy in which the Fund, through subadvisers selected by SunAmerica Asset Management Corp., actively invests primarily in a small number of equity securities (i.e., common stocks) and to a lesser extent equity-related securities (i.e., preferred stocks, convertible securities, warrants and rights) primarily in the U.S. markets. Marsico Capital Management, LLC is the large-cap stock subadviser and BAMCO, Inc. is the small- and mid-cap stock subadviser.

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SunAmerica Asset Management Corp.

Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311

News Release [10-10] November 4, 2010 – Page 2

SunAmerica Asset Management Corp.

For more information about the SunAmerica Focused Alpha Growth Fund, please visit www.sunamericafunds.com.

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As of September 30, 2010, SunAmerica Asset Management Corp. managed and/or administered approximately $         billion of assets.

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Marsico Capital Management, LLC and BAMCO, Inc. are not affiliated with SunAmerica Asset Management Corp.

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Investors should carefully consider the SunAmerica Focused Alpha Growth Fund’s investment objective, strategies, risks, charges and expenses before investing.

THE SUNAMERICA FOCUSED ALPHA GROWTH FUND SHOULD BE CONSIDERED AS ONLY ONE ELEMENT OF A COMPLETE INVESTMENT PROGRAM. THE FUND’S EQUITY EXPOSURE AND DERIVATIVE INVESTMENTS INVOLVE SPECIAL RISKS. AN INVESTMENT IN THIS FUND SHOULD BE CONSIDERED SPECULATIVE.

There is no assurance that the SunAmerica Focused Alpha Growth Fund will achieve its investment objective. The Fund is actively managed and its portfolio composition will vary. Investing in the Fund is subject to several risks, including: Non-Diversified Status Risk, Growth and Value Stock Risk, Key Adviser Personnel Risk, Investment and Market Risk, Issuer Risk, Foreign Securities Risk, Emerging Markets Risk, Income Risk, Hedging Strategy Risk, Derivatives Risk, Preferred Securities Risk, Debt Securities Risk, Small and Medium Capitalization Company Risk, Leverage Risk, Liquidity Risk, Market Price of Shares Risk, Management Risk, Anti-Takeover Provisions Risk, Portfolio Turnover Risk and Non-Investment Grade Securities Risk. The price of shares of the Fund traded on the New York Stock Exchange will fluctuate with market conditions and may be worth more or less than their original offering price. Shares of closed-end funds often trade at a discount to their net asset value, but may also trade at a premium.

SunAmerica Asset Management Corp.

Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311